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                                    AGREEMENT

          THIS AGREEMENT made as of September 9, 1993 between ELK ASSOCIATES FUNDING CORPORATION, a New York Corporation (the "Company"), with offices located at 600 Third Avenue, New York, New York 10016 AND THE UNITED STATES SMALL BUSINESS ADMINISTRATION, located at 409 Third Street, SW, Washington, DC 20416 (the "SBA")
                              W I T N E S S E T H:

          WHEREAS, the Company is a Specialized Small Business Investment Company ("SSBIC") licensed by the SBA under the Small Business Investment Act of 1958, as amended (the "Act"); and

          WHEREAS, the Company and the SBA have entered into a letter of intent dated October 1, 1992 (the "Letter of Intent"); and

          WHEREAS, the parties desire to carry out their intentions as set forth in the Letter of Intent by entering into a definitive agreement with respect to the provisions thereof;

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          I. Financial Statement Adjustments.

          1.1 The SBA acknowledges that the Company has made certain adjustments to the Company's financial statements for the year ended June 30, 1992, a copy of which financial statements have been delivered to the SBA. The SBA further acknowledges that it has no objection to such financial statements.

          1.2 The Company agrees that for the fiscal year ended June 30, 1993, it will make adjustments to its reserve loss account to the extent necessary to comply with the accounting policies and practices for small business investment companies as set forth in Appendix II to Part 107 of Title 13 of the Code of Federal Regulations.

          II. Retained Earnings Deficit.

          2.1 The SBA agrees to permit the Company to carry the retained earnings deficit on its books, which retained earnings deficit results from the adjustments described in Sections 1.1 and 1.2 above, without penalty or violation, until such retained earnings deficit has been reduced to zero, subject to the regulatory limitations relating to capital impairment as set forth in Part 107 of Title 13 of the Code of Federal Regulations, as amended from time to time.


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          III. Indebtedness.

          3.1 The company will limit the aggregate of its indebtedness, consisting of senior bank debt and SBA debentures, notes or other borrowings from the SBA, excluding any preferred stock previously or hereafter issued by the Company to the SBA (the "Indebtedness"), to a level not to exceed:

                   (a) 80% of each of the Company's "acceptable" (as hereinafter defined) loans which is secured by a New York City taxicab medallion; and

                   (b) 80% of all other "acceptable" secured loans and investments of the company.

          An "acceptable" loan or investment is defined as follows:

                            (1) 100% of the principal amount of any loan not in
                   payment default 90 days or more (a "current loan") shall be deemed to be "acceptable";

                            (2) For any non-current loan secured by a New York
                   City taxicab medallion, the entire principal balance of the Company's ownership share of such non-current loan (a) up to 80% of the then current market value of such medallion provided the Company has taken reasonable steps to exercise its rights to foreclose upon and sell the collateral or to the Company's knowledge a voluntary sale is pending at the New York City Taxi and Limousine Commission or (b) up to 70% of the then current market value of such medallion if the Company has elected not to foreclose; provided, in each case, that the Company is first lienholder and has not released or transferred any rights as such lienholder. Notwithstanding the foregoing, in the event the Company is a second lienholder, an "acceptable" loan shall also include any loan made by the Company which is non-current and which is secured by a New York City taxicab medallion; provided, however, any such loan together with the aggregate loan(s) from first lienholder(s) shall not exceed 70% of the then current market value of such medallion.

                            (3) For any non-current loan secured by real estate
                   or for any assets involved in "in substance foreclosures" in process, 50% of the value of the collateral securing such loan, marked to current market value, provided the Company is the first mortgagee (30% if second or junior



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                   mortgagee) and provided the Company has an appraisal
                   acceptable to the SBA which is dated within the preceding 12 months (such acceptance not to be unreasonably withheld). For purposes of obtaining appraisals, the Company agrees to have its loan collateral with respect to non-current loans re-evaluated or appraised each year at or about the time it submits its Form 468; and the Company will submit once each year with its Form 468 a schedule of loan valuations to be utilized in computing the aggregate of acceptable loans; and

                            (4) For assets acquired as a result of the
                   foreclosure of any loan, 50% of the fair market value of the Company's equity ownership in such acquired assets, unless the asset is a New York City taxicab medallion, in which case 100% of the then fair market value of the Company's equity ownership in such medallion.

          Provided, however, in the event the Company's "Indebtedness" exceeds the maximum permitted as provided herein, the Company will as soon as practicable after it has exceeded such maximum, commence taking all reasonable steps to reduce such "Indebtedness" to the maximum permitted level. Such reduction shall in no event be completed later than December 31, 1996.

          3.2 Either the SBA or the Company may request a review of the percentages and terms utilized in calculating the amount of "acceptable" loans set forth herein within 90 days of the end of the Company's fiscal year.

          3.3 Subject to Section 8.1 hereof, the parties further agree that the Banks (as defined in Article XII hereof) or other lenders now or hereafter may loan on a senior secured basis, an amount which, when aggregated with the Company's SBA debentures, notes or other SBA borrowings (excluding any preferred stock previously or hereafter issued by the Company to the SBA) does not exceed the maximum "Indebtedness" provided for in Section 3.1 above.

          IV. Removal of Diversification Requirement.

          4.1 The SBA agrees that the requirement that the Company maintain certain non-taxicab medallion secured loans in the amount of $3,448,000 is removed and, accordingly, the Company is no longer required to maintain any level of non-taxicab medallion secured loans.

          V. Refinancing.

          5.1 The SBA agrees to rollover for ten years, subject to the terms of a certain Intercreditor Agreement (as hereinafter defined) of even date, the existing $1.925 million of demand debentures as of the date of the SBA-guaranteed funding next ensuing the



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execution of this Agreement. In addition, the SBA agrees that the Company's
Private Capital (as defined in 13 CFR Sec. 107.3), $5,490,385 as of the date of this Agreement, shall be calculated without giving effect to the retained earnings deficit resulting from the adjustments described in Section 1.1. hereof for purposes of

                   (a) "rolling over" any of the Company's debentures other than those referred to above; and

                   (b)  applying for new leverage from the SBA.

          VI. Grant of Security Interest.

          6.1 The SBA's performance under this Agreement is conditioned upon the SBA's receipt of a perfected security interest in all of the Collateral (as defined in the Security Agreement (defined below)), second only to the security interest of the Banks. Contemporaneously with the execution of this Agreement, the Company will execute a security agreement (the "Security Agreement") in favor of the SBA and the Company agrees to execute Form UCC-1 Financing Statements in the forms attached hereto as Exhibit A. Such grant of a security interest will be subject to the rights of the Company's senior lenders, as may exist from time to time, as provided under the Company's respective loan agreements with each of such senior lenders, copies of which loan agreements are attached hereto as Exhibits B1-B4. In connection therewith, the SBA will execute an inter-creditor agreement with the Company's senior lenders (the "Inter-Creditor Agreement") in the form attached hereto as Exhibit C, acknowledging the SBA's secured position, which Inter-Creditor Agreement will, among other things, contain cross-notice provisions among the parties in the event of a default by the Company;

          6.2 In order to allow the SBA to perfect its lien on Company assets, the parties are simultaneously entering into a custodian agreement (the "Custodian Agreement") with a third party (satisfactory to the SBA) and with the Company's Banks, in the form attached hereto as Exhibit D, pursuant to which the Company will immediately turn over to such third party all original notes, mortgages, security agreements and other documents now held by the Company, the possession of which is necessary to perfect a lien thereon. The Company agrees to bear the expenses in connection therewith.

          6.3 The SBA acknowledges that it has advised the Company that the SBA's present policy is generally to obtain a security interest in collateral owned by Small Business Investment Companies or Specialized Small Business Investment Companies licensed under the Act which have secured indebtedness senior to the indebtedness owed to the SBA by such licensees. In the event SBA significantly changes this policy in the future, or if SBA fails to implement, or


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take significant steps toward the implementation of this policy with other licensees within eighteen months from the date hereof by having such licensees enter into substantially similar agreements as the Company is executing on the date hereof, SBA agrees to notify the Company of the change of such policy, or that it has failed to implement, or take significant steps toward the implementation of this policy with other licensees. In such event, the Company shall request SBA to execute and deliver to the Company all necessary documents to terminate the security interest granted by the Company to SBA, and SBA agrees that consent to such request shall not be unreasonably withheld.

          VII. SBA Acceptance of Application for New Leverage and Repurchase of Preferred Stock.

          7.1 The SBA agrees to accept for consideration the Company's applications for the sale of additional debentures from time to time which the Company is entitled to apply for based upon its capital, subject to the terms of this Agreement.

          7.2 The SBA agrees that none of the audits conducted by the SBA Inspector General's office as of the date of this Agreement shall prevent the Company from submitting an application for leverage in connection with the sale of preferred stock or debentures or from taking any other action normally permitted to be taken by SSBICs.

          7.3 Subject to final rules and policies, the SBA agrees to permit the Company to apply to participate in the first round (after the pilot round of nine SSBICs) of SSBICs that repurchase from the SBA the 3% cumulative preferred stock previously sold to the SBA.

          7.4 The SBA makes no commitment to guarantee additional debentures, to purchase preferred stock or to permit the Company to repurchase its 3% cumulative preferred stock at a discount.

          VIII. Payment of Dividends and Limitation of Senior Indebtedness.

          8.1 The Company agrees (a) not to pay or declare any dividends in the future and (b) not to incur senior debt, including the aggregate amount of its credit lines, in excess of the current level of nine million ($9,000,000) dollars principal amount (excluding interest, costs and legal fees whether or not such items are ultimately included in principal), until such time as the Company has achieved positive retained earnings or has received a capital contribution of cash in an amount equal to its then negative retained earnings, as determined in accordance with the accounting policies and practices for small business investment companies as set forth in Appendix II to Part 107 of Title 13 of the Code of Federal Regulations.



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          IX. Compliance with Investment Company Act of 1940.

          9. 1 The SBA acknowledges that the Company is a registered investment company, registered under the Investment Company Act of 1940 (the "'40 Act"), and that the SBA will not require the Company to take any action or refrain from taking any action necessary in the opinion of the Company's counsel to comply with the 140 Act; provided, however, the company will not take any action, or refrain from taking any action, if to do so would violate any SBA regulation.

          X. Termination of Investigation.

          10.1 On January 28, 1993, the SBA provided the Company with a formal stipulation and resolution of the investigation of certain matters previously referred to the Office of the Inspector General (the "Investigation"), a copy of which stipulation has been furnished to the parties hereto (the "Stipulation") and incorporated by reference herein. Except as otherwise set forth in the Stipulation, the SBA further acknowledges and agrees, with respect to the Investigation, the Company is not presently subject to any further inquiry, investigation, regulatory review, restriction or penalty by SBA.

          XI. Reporting.

          11.1 The Company agrees to provide financial statements and financial information to the SBA as follows:

                    (a) (i) for the first fiscal quarter ending September 30, a financial statement (compilation statement) prepared internally by management, (ii) for the six month period ending December 31, a review statement prepared by the Company's independent certified public accountants for such period, (iii) for the nine month period ending March 31, a financial statement (compilation statement) prepared internally by management, and (iv) for the twelve month period ending June 30, the company will provide an audited financial statement;

                    (b) simultaneously with the delivery of the financial information for each of the four periods set forth in (a) above, the Company will provide a summary of the computation of the amount of "acceptable" loans and total Indebtedness as described herein; and

                    (c) the Company will provide the information referred to in subparagraphs (a) and (b) above within 60 days following the end of each fiscal quarter ending September 30 and March 31 and within 90 days following the end of each of the periods ending December 31 and June 30.




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          XII. Consent of Senior Lenders.

          12.1 The Company has entered into loan agreements with the following banks: (i) Israel Discount Bank of New York, (ii) Bank Leumi Trust Company of New York, (iii) Extebank and (iv) Bank Hapoalim (each of the foregoing banks being individually referred to as a "Bank" and collectively, as the "Banks"). The Company has entered into an Intercreditor Agreement with the Banks and the SBA as of the date hereof pursuant to which the Banks have consented to the terms of this Agreement.

          XIII. Representations and Warranties.

          13.1 Company's Representations and Warranties. The Company represents and warrants that:

                    (a) the Company is a corporation duly organized and validly existing, in good standing, under the laws of the State of New York and has the corporate power and authority to enter into and to carry out the terms of this Agreement, including the Exhibits hereto.

                    (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of the Company and, except as otherwise described in this Agreement and the Exhibits hereto, the Company is not subject to any charter, bylaw, lien, encumbrance of any kind, agreement, instrument, order, or decree of any court or governmental body (other than any governmental approval required) which would prevent consummation of the transactions contemplated by this Agreement.

          13.2 SBA's Representations and Warranties. The SBA represents and warrants that:

                    (a) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to be performed by SBA have been duly authorized by all necessary action by or on behalf of the SBA and the SBA is not presently subject to any statute, regulation, agreement, instrument, order or decree of any court or governmental body which would prevent the consummation of the actions contemplated by this Agreement, including the Exhibits hereto.

                    (b) the Investigation has been resolved and terminated pursuant to the Stipulation and no further action will be taken by the SBA with respect to the matters which were the subject of such Investigation so long as the Company is in compliance with the Stipulation.





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          XIV. Affect of Non-Performance.

          14.1 Non-performance of any of the terms of this Agreement by the Company may be deemed also to be a violation of 13 CFR Sec. 107.906(a).

          XV. Press Release.

          15.1 The SBA agrees and acknowledges that as soon as practicable after the execution of this Agreement, the Company may issue a press release announcing certain of the transactions contemplated in this Agreement.

          XVI. Assignment.

          16.1 This Agreement will not be assigned or transferred by either party without the prior written consent of the other.

          XVII. Notices.

          17.1 Any notices required or permitted to be given under this Agreement will be sufficient if in writing and if sent by registered mail, by overnight courier, or telefacsimile, as follows:

                   A.       To the Company:

                            ELK ASSOCIATES FUNDING CORPORATION
                            600 Third Avenue
                            Suite 3810
                            New York, New York 10016

                            Attn: Gary C. Granoff, Esq.
                            Telecopy: 212-983-0571

                            With a Copy to:

                            Stursberg & Veith
                            405 Lexington Avenue
                            Suite 4949
                            New York, New York 10174-4902

                            Attn: C. Walter Stursberg, Jr., Esq.
                            Telecopy: 212-922-0995



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                   B.       To the SBA:

                            U.S. SMALL BUSINESS ADMINISTRATION
                            Office of Investment
                            409 Third Street SW
                            Washington, DC 20416

                            Attn: Director, Office of Investment
                            Telecopy: 202-205-6959

                            With a Copy to:

                            U.S. SMALL BUSINESS ADMINISTRATION
                            Office of General Counsel
                            409 Third Street SW, Suite 7200
                            Washington, DC 20416

                            Attn: Chief Counsel for Investment.
                            Telecopy: 202-205-6846

or to such other persons or addresses as may from time to time be designated by either of the parties in writing. Any such notice shall be deemed given upon receipt.

          XVIII. Waiver.

          18.1 Waiver by either party of the breach of any provisions of this Agreement will not operate or be construed as a waiver of any subsequent such breach by the offending party. No failure or delay in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof.

          XIX. Entire Agreement.

          19.1 All prior negotiations, discussions and agreements by and between the parties and/or their representatives, concerning this Agreement, whether in writing or by parol, are herein merged and engrossed, and there are and will be no other such agreements and/or understandings by the parties other than may be contained herein or in a subsequent amendment or rider to this Agreement executed by the parties with all of the formalities hereto.

          XX. Severability.

          20.1 The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions.



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          XXI. Applicable Laws.

          21.1 In any case or controversy resulting from this Agreement, the parties agree to the exclusive jurisdiction of the United States District Court for the Southern District of New York.

          XXII. Effect of Headings.

          22.1 The section and paragraph headings herein are for convenience only and shall not affect the construction hereof.

          XXIII. Counterparts.

          23.1 This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement.

         IN WITNESS WHEREOF, the parties have set their hands and seals.


                         ELK ASSOCIATES FUNDING CORPORATION, INC.

                         By: /s/ Gary C. Granoff
                             -------------------------------
                             Gary C. Granoff Esq., President

                         U.S. SMALL BUSINESS ADMINISTRATION

                         By: /s/ Wayne S. Foren
                             -------------------------------
                             Wayne S. Foren
                             Associate Administrator for Investment



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                                EXHIBITS OMITTED